Entergy 639 Loyola Avenue New Orleans, LA 70113

News Release

Date:	Feb. 5, 2015

For Release:	Immediately

Contact:	Shona Sabnis (Media) (504) 576-4238 ssabnis@entergy.com	Paula Waters (Investor Relations) (504) 576-4380 pwater1@entergy.com

Exhibit 99.2
Entergy Reports Fourth Quarter and Full Year Earnings,
Initiates 2015 Operational Earnings Guidance

Highlights: deployment of capital plan, sales growth to maintain rate advantage, progress at Indian Point

New Orleans, La. - Entergy Corporation (NYSE: ETR) today reported fourth quarter 2014 as-reported earnings of $120.1 million, or 66 cents per share, compared with $146.9 million, or 82 cents per share, for fourth quarter 2013. On an operational basis, Entergy’s fourth quarter 2014 earnings were $135.3 million, or 75 cents per share, compared with $179.3 million, or $1.00 per share, in fourth quarter 2013. For the year, Entergy’s as-reported earnings were $940.7 million, or $5.22 per share, and operational earnings were $1,050 million, or $5.83 per share. These results compare with 2013 as-reported earnings of $711.9 million, or $3.99 per share, and operational earnings of $957.1 million, or $5.36 per share.
“Entergy delivered on its plan in 2014,” said Chairman and CEO Leo Denault. “At the Utility, we began the deployment of our capital program via the proposed purchase of the Union Power Station and the start of commercial operations at Ninemile 6, the Utility’s first self-build plant in three decades. We resolved two important rate cases, in Mississippi and Texas. And we did all this while keeping our rates low - about 20 percent below the national average across all classes. At EWC, we improved plant operations and made progress in resolving uncertainty at Indian Point. And our risk management and hedging activities delivered substantial value for our owners, particularly during periods of market volatility. As a result, we realized operational EPS growth of nearly nine percent, well above original guidance. Importantly, we also captured a top-quartile position on total shareholder return.”
He continued, “This year, despite some challenges, we can say with confidence that the fundamentals of our business are strong. We have a compelling capital plan to strengthen our operations, and to meet a very real opportunity. We fully expect to continue to deliver on this plan in 2015, and years to come.”

Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures
Fourth Quarter and Year-to-Date 2014 vs. 2013
(Per share in U.S. $)
	Fourth Quarter			Year-to-Date
	2014	2013	Change	2014	2013	Change
As-Reported Earnings	0.66	0.82	(0.16)	5.22	3.99	1.23
Less Special Items	(0.09)	(0.18)	0.09	(0.61)	(1.37)	0.76
Operational Earnings	0.75	1.00	(0.25)	5.83	5.36	0.47
*GAAP refers to United States generally accepted accounting principles.
Operational Earnings Highlights for Fourth Quarter 2014

•
Utility results were lower driven by increased non-fuel operation and maintenance expense, a higher effective income tax rate and an asset write-off; these decreases were partially offset by higher net revenue.

•	EWC earnings decreased due to a fourth quarter 2013 gain on sale of the District Energy business and lower other income; these items were partially offset by higher net revenue.

•	Parent & Other results improved due primarily to fourth quarter 2013 income tax expense associated with the EWC gain on sale.

Other business highlights include the following:

•	Entergy initiated 2015 operational EPS guidance at $5.10 to $5.90, including updated assumptions for lower northeast power prices and effective income tax rates.

•	The Utility announced two major investments - the Union combined cycle gas turbine plant and the Lake Charles Transmission Project.

•	Ninemile 6, a 560 MW CCGT was place in service on December 24th. The project was completed under budget and ahead of schedule.

•	A New York State appellate court ruled that Indian Point is grandfathered under the state’s Coastal Management Program; New York State Department of State’s motion for reargument or appeal is pending.
A teleconference will be held at 9 a.m. CST on Thursday, Feb. 5, 2015, to discuss Entergy’s fourth quarter 2014 earnings announcement and the company’s financial performance. The teleconference may be accessed by visiting Entergy’s website at www.entergy.com or by dialing (855) 893-9849, conference ID 62430843, no more than 15 minutes prior to the start of the call. The presentation slides are also posted to Entergy’s website concurrent with this release, which was issued before market open on the day of the call. A replay of the teleconference will be available on Entergy’s website at www.entergy.com and by telephone. The telephone replay will be available through Feb. 12, 2015, by dialing (855) 859-2056, conference ID 62430843. This release and presentation slides are also available on the Entergy Investor Relations mobile web app at enter.gy.ir.
Utility
In fourth quarter 2014, Utility earnings were $109.3 million, or 60 cents per share, on an as-reported basis and $110.8 million, or 61 cents per share, on an operational basis, compared to $161.2 million, or 90 cents per share, on an as-reported basis and $153.7 million, or 86 cents per share, on an operational basis for fourth quarter 2013. The quarter-over-quarter decrease in operational EPS was driven by higher non-fuel O&M, a higher effective income tax rate and an asset write-off, partially offset by increased net revenue. Fourth quarter 2014 results included a write-off stemming from some regulatory uncertainty regarding the Waterford 3 steam generator replacement prudence review. That issue is still pending before the Louisiana Public Service Commission.
Non-fuel O&M was higher quarter-over-quarter reflecting increased nuclear and fossil generation spending, a portion of which was related to quarterly timing variances. Midcontinent Independent System Operator, Inc. regional transmission organization administration fees, energy efficiency spending and storm reserve accruals were also higher (these items had offsets in net revenue). These expense increases were partially offset by lower compensation and benefits expenses.
Utility net revenue was higher than the same quarter in the prior year. The effect of rate adjustments and weather-adjusted sales growth contributed to the increase. A portion of the variance attributable to rate adjustments was offset in other line items outside of net revenue, including non-fuel O&M. Weather had a positive effect in both periods, but was less favorable in fourth quarter 2014 than fourth quarter 2013.
Billed retail sales increased 2.4 percent on a weather-adjusted basis. The increase was attributable largely to 6.7 percent growth in the industrial customer class. The large chemicals segment drove approximately one-third of total industrial growth, due largely to the expansion of a chlor-alkali customer. Petroleum refining also saw solid quarter-over-quarter growth. Small industrials also contributed to the increase.
Residential sales in fourth quarter 2014, on a weather-adjusted basis, decreased 1.4 percent compared to fourth quarter 2013. Commercial and governmental sales, on a weather-adjusted basis, increased 0.3 percent and 0.5 percent, respectively, quarter over quarter. Industrial sales in the fourth quarter increased 6.7 percent compared to the same quarter of 2013.

For the year 2014, the Utility earned $829.1 million, or $4.60 per share, on an as-reported basis and $836.7 million, or $4.64 per share on an operational basis, compared to $828.9 million, or $4.64 per share, on an as-reported basis and $857.8 million, or $4.80 per share, on an operational basis in 2013. There were several key drivers for the year-over-year decrease. The effective income tax rate for the Utility was higher due largely to income tax items in 2013. Non-fuel O&M also increased in 2014 versus 2013. In addition to the Waterford 3 write-off noted above, third quarter 2014 results included a regulatory charge related to the settlement of Entergy Mississippi, Inc.’s general rate case. Higher interest and decommissioning expenses also contributed to the decline.
These decreases were partially offset by higher net revenue due largely to price and sales growth, including the effects of weather. A portion of the price variance was offset in other line items outside of net revenue, including non-fuel O&M.
For the year, billed retail sales increased 2.3 percent on a weather-adjusted basis. The increase was attributable largely to 5.0 percent growth in the industrial customer class. Three segments - chemicals, petroleum refining and pulp and paper - provided nearly 60 percent of the year’s total industrial growth. The increases mostly came from existing customers, including expansions and the effects of outages. New customers accounted for approximately 7 percent of the total industrial increase.

Entergy Wholesale Commodities
EWC as-reported results were $57.1 million, or 31 cents per share, on an as-reported basis and $70.9 million, or 39 cents per share, on an operational basis for fourth quarter 2014, compared to fourth quarter 2013 as-reported earnings of $42.1 million, or 24 cents per share, and operational earnings of $85.6 million, or 48 cents per share. The decrease in operational earnings was driven by lower other income. Fourth quarter 2013 and 2014 results included realized decommissioning trust earnings, which are directly reinvested into the trust funds; the benefit in fourth quarter 2014 was less than the benefit in 2013.
This decrease was partially offset by higher operational adjusted earnings before interest, income taxes, depreciation and amortization, and interest and investment income excluding decommissioning expense, and other than temporary impairment losses on decommissioning trust fund assets.
For the year, EWC earnings were $292.3 million, or $1.62 per share, on an as-reported basis and $394.1 million, or $2.19 per share, on an operational basis, compared to as-reported earnings of $42.9 million, or 24 cents per share, and operational earnings of $262.7 million, or $1.47 per share, in 2013. The year-over-year increase in operational earnings was driven by higher operational adjusted EBITDA. Higher depreciation and decommissioning expenses, a higher effective income tax rate and lower other income provided a partial offset.
EWC operational adjusted EBITDA was $183 million in fourth quarter 2014, compared to $133 million in the same period a year ago. The quarter-over-quarter increase was due to higher net revenue partially offset by the gain on sale of the District Energy business in fourth quarter 2013.
The higher EWC net revenue reflected a 20 percent higher realized price for EWC’s nuclear fleet, at $53 per MWh in fourth quarter 2014 compared to $44 per MWh in the prior period. The higher realized price was driven largely by mark-to-market activity, which was negative last year and positive in the current quarter. Quarter-over quarter, lower energy pricing and higher capacity pricing netted to a slight negative. Partially offsetting the price variance was lower nuclear production. The nuclear capacity factor decreased to 95 percent in the current quarter from 97 percent a year ago due to planned activities including the ramp-down of the Vermont Yankee Nuclear Power Station and seven refueling outage days at the James A. FitzPatrick Nuclear Power Plant compared to no refueling outages in fourth quarter 2013.

For the year, EWC operational adjusted EBITDA was $950 million compared to $553 million in 2013. Drivers for the year-over-year increase included higher net revenue and lower non-fuel O&M. Partially offsetting was the 2013 gain on sale of District Energy.
Net revenue in 2014 versus 2013 reflected benefits from EWC’s asymmetric hedging strategy and focus on operational improvements. Energy and capacity pricing were higher, including significantly higher realized wholesale energy prices in first quarter 2014. Mark-to-market revenues from hedging activity also contributed. Nuclear volume also increased with a 91 percent capacity factor for the year compared to 89 percent in 2013, driven by approximately 90 fewer forced outage days, partially offset by an increase in refueling outage days and the planned ramp down for VY.
Parent & Other
Parent & Other reported a loss of $46.3 million, or 25 cents per share, on an as-reported and operational basis for fourth quarter 2014 compared to a fourth quarter 2013 as-reported loss of $56.3 million, or 32 cents per share, and an operational loss of $60.0 million, or 34 cents per share. The period-over-period increase in operational results was due to income tax expense on the fourth quarter 2013 EWC District Energy sale.
For the year, Parent & Other reported a loss of $180.8 million, or $1.00 per share, on an as-reported and an operational basis in 2014. This compared to a loss of $159.9 million, or 89 cents per share, on an as-reported basis and a loss of $163.5 million, or 91 cents per share on an operational basis in 2013. The year-over-year decrease in operational results was due largely to higher income tax expense, offset by the prior year tax on the EWC District Energy sale noted above. Effects of some intercompany transactions also contributed to the decrease.
Earnings Guidance
Entergy is initiating 2015 operational earnings guidance in the range of $5.10 to $5.90 per share.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, including nearly 10,000 megawatts of nuclear power, making it one of the nation’s leading nuclear generators. Entergy delivers electricity to 2.8 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $12 billion and approximately 13,000 employees.
Additional information regarding Entergy’s quarterly and annual results of operations, regulatory proceedings and other matters is available in Entergy’s investor news release dated Feb. 5, 2015, a copy of which has been filed today with the SEC on Form 8-K, and Entergy’s quarterly presentation slides. These are available on Entergy’s Investor Relations website at www.entergy.com/investor_relations and on Entergy’s Investor Relations mobile web app at enter.gy.ir.

Cautionary Note Regarding Forward-Looking Statements

In this news release, and from time to time, Entergy Corporation makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, among other things, Entergy’s 2015 operational earnings guidance and other statements of Entergy’s plans, beliefs or expectations included in this news release. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements, including (a) those factors discussed elsewhere in this news release and in Entergy’s most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs; (d) nuclear plant relicensing, operating and regulatory risks, including any changes resulting from the nuclear crisis in Japan following its catastrophic earthquake and tsunami; (e) changes in decommissioning trust fund values or earnings or in the timing or cost of decommissioning VY or any of Entergy’s other nuclear plant sites; (f) legislative and regulatory actions and risks and uncertainties associated with claims or litigation by or against Entergy and its subsidiaries; (g) risks and uncertainties associated with strategic transactions that Entergy or its subsidiaries may undertake, including the proposed acquisition of the Union Power Station in El Dorado, Arkansas and the proposed combination of Entergy Louisiana and Entergy Gulf States Louisiana, including the risk that any such transaction may not be completed as and when expected and the risk that the anticipated benefits of the transaction may not be realized, and (h) economic conditions and conditions in commodity and capital markets during the periods covered by the forward-looking statements.

Appendix A provides a reconciliation of GAAP consolidated as-reported earnings to non-GAAP consolidated operational earnings.

Table 1: Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures Fourth Quarter and Year-to-Date 2014 vs. 2013
(Per share in U.S. $)
	Fourth Quarter			Year-to-Date
	2014	2013	Change	2014	2013	Change
As-Reported
Utility	0.60	0.90	(0.30)	4.60	4.64	(0.04)
Entergy Wholesale Commodities	0.31	0.24	0.07	1.62	0.24	1.38
Parent & Other	(0.25)	(0.32)	0.07	(1.00)	(0.89)	(0.11)
Consolidated As-Reported Earnings	0.66	0.82	(0.16)	5.22	3.99	1.23

Less Special Items
Utility	(0.01)	0.04	(0.05)	(0.04)	(0.16)	0.12
Entergy Wholesale Commodities	(0.08)	(0.24)	0.16	(0.57)	(1.23)	0.66
Parent & Other	0	0.02	(0.02)	0	0.02	(0.02)
Consolidated Special Items	(0.09)	(0.18)	0.09	(0.61)	(1.37)	0.76

Operational
Utility	0.61	0.86	(0.25)	4.64	4.80	(0.16)
Entergy Wholesale Commodities	0.39	0.48	(0.09)	2.19	1.47	0.72
Parent & Other	(0.25)	(0.34)	0.09	(1.00)	(0.91)	(0.09)
Consolidated Operational Earnings	0.75	1.00	(0.25)	5.83	5.36	0.47

Appendix B provides a reconciliation of Entergy Wholesale Commodities GAAP net income to non-GAAP operational adjusted EBITDA.

Appendix B: Entergy Wholesale Commodities Operational Adjusted EBITDA - Reconciliation of GAAP to Non-GAAP Measures
Fourth Quarter and Year-to-Date 2014 vs. 2013
($ in millions)
	Fourth Quarter			Year-to-Date
	2014	2013	Change	2014	2013	Change
Net income	58	42	16	295	43	252
Add back: interest expense	5	5		17	16	1
Add back: income tax expense	36	(12)	48	177	(77)	254
Add back: depreciation and amortization	63	61	2	276	216	60
Subtract: interest and investment income	37	66	(29)	114	138	(24)
Add back: decommissioning expense	38	33	5	142	125	17
Adjusted EBITDA	162	63	99	792	185	607
Add back: special item for HCM implementation expenses (pre-tax)	1	19	(18)	3	24	(21)
Add back: special item resulting from the decision to close VY (pre-tax)	20	52	(32)	154	343	(189)
Operational adjusted EBITDA	183	133	50	950	553	397

Totals may not foot due to rounding

Entergy Corporation
Consolidated Income Statement
Three Months Ended Dec. 31
(in thousands)

	2014	2013
	(unaudited)
Operating Revenues:
Electric	$2,167,542	$2,111,070
Natural gas	40,067	41,039
Competitive businesses	623,709	539,797
Total	2,831,318	2,691,906
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	625,747	627,624
Purchased power	357,783	302,914
Nuclear refueling outage expenses	69,987	64,861
Other operation and maintenance	917,946	894,027
Asset write-off, impairments, and related charges	11,980	50,032
Decommissioning	71,203	62,762
Taxes other than income taxes	137,667	147,416
Depreciation and amortization	326,093	337,503
Other regulatory charges (credits) - net	(6,762)	22,683
Total	2,511,644	2,509,822
Gain on sale of investment	—	43,569
Operating Income	319,674	225,653
Other Income (Deductions):
Allowance for equity funds used during construction	18,148	19,378
Interest and investment income	38,646	97,023
Miscellaneous - net	(8,991)	(22,876)
Total	47,803	93,525
Interest Expense:
Interest expense	169,724	163,114
Allowance for borrowed funds used during construction	(9,377)	(7,068)
Total	160,347	156,046
Income Before Income Taxes	207,130	163,132
Income Taxes	82,124	11,780
Consolidated Net Income	125,006	151,352
Preferred Dividend Requirements of Subsidiaries	4,879	4,423
Net Income Attributable to Entergy Corporation	$120,127	$146,929

Earnings Per Average Common Share
Basic	$0.67	$0.82
Diluted	$0.66	$0.82

Average Number of Common Shares Outstanding - Basic	180,245,555	178,332,416
Average Number of Common Shares Outstanding - Diluted	181,603,441	178,751,436

Entergy Corporation
Consolidated Income Statement
Twelve Months Ended Dec. 31
(in thousands)

	2014	2013
	(unaudited)
Operating Revenues:
Electric	$9,591,902	$8,942,360
Natural gas	181,794	154,353
Competitive businesses	2,721,225	2,294,234
Total	12,494,921	11,390,947
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	2,632,558	2,445,818
Purchased power	1,915,414	1,554,332
Nuclear refueling outage expenses	267,679	256,801
Other operation and maintenance	3,310,536	3,331,934
Asset write-off, impairments, and related charges	179,752	341,537
Decommissioning	272,621	242,104
Taxes other than income taxes	604,606	600,350
Depreciation and amortization	1,318,638	1,261,044
Other regulatory charges (credits) - net	(13,772)	45,597
Total	10,488,032	10,079,517
Gain on sale of investment	—	43,569
Operating Income	2,006,889	1,354,999
Other Income (Deductions):
Allowance for equity funds used during construction	64,802	66,053
Interest and investment income	147,686	199,300
Miscellaneous - net	(42,016)	(59,762)
Total	170,472	205,591
Interest Expense:
Interest expense	661,083	629,537
Allowance for borrowed funds used during construction	(33,576)	(25,500)
Total	627,507	604,037
Income Before Income Taxes	1,549,854	956,553
Income Taxes	589,597	225,981
Consolidated Net Income	960,257	730,572
Preferred Dividend Requirements of Subsidiaries	19,536	18,670
Net Income Attributable to Entergy Corporation	$940,721	$711,902

Earnings Per Average Common Share
Basic	$5.24	$3.99
Diluted	$5.22	$3.99

Average Number of Common Shares Outstanding - Basic	179,506,151	178,211,192
Average Number of Common Shares Outstanding - Diluted	180,296,885	178,570,400

Entergy Corporation
Utility Electric Energy Sales & Customers

Three Months Ended Dec. 31

	2014	2013	% Change	% Weather-Adjusted
	(Millions of kWh)
Electric Energy Sales:
Residential	7,770	8,089	(3.9)	(1.4)
Commercial	6,984	7,049	(0.9)	0.3
Governmental	599	598	0.2	0.5
Industrial	11,087	10,389	6.7	6.7
Total to Ultimate Customers	26,440	26,125	1.2	2.4
Wholesale	3,105	1,133	174.1
Total Sales	29,545	27,258	8.4

Twelve Months Ended Dec. 31

	2014	2013	% Change	% Weather-Adjusted
	(Millions of kWh)
Electric Energy Sales:
Residential	35,932	35,169	2.2	0.1
Commercial	28,827	28,547	1.0	1.2
Governmental	2,428	2,412	0.7	0.7
Industrial	43,723	41,653	5.0	5.0
Total to Ultimate Customers	110,910	107,781	2.9	2.3
Wholesale	9,462	3,020	213.3
Total Sales	120,372	110,801	8.6

Dec. 31

	2014	2013	% Change
Electric Customers (End of period):
Residential	2,409,732	2,395,267	0.6
Commercial	345,008	341,972	0.9
Governmental	17,373	17,168	1.2
Industrial	46,177	45,789	0.8
Total Ultimate Customers	2,818,290	2,800,196	0.6
Wholesale	10	44	(77.3)
Total Customers	2,818,300	2,800,240	0.6